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                                                                   Exhibit 10.20

                            AGREEMENT NOT TO COMPETE

         THIS AGREEMENT NOT TO COMPETE ("Agreement") is made as of December 31, 1996, between DVS Management, Inc., an Oregon corporation ("DVS"), and Citadel Communications Corporation, a Nevada corporation ("Parent").

RECITALS:

         A. Parent, Deschutes River Broadcasting, Inc., an Oregon corporation ("Deschutes") and Citadel Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Parent ("CAC") are parties to that certain Merger Agreement dated as of August 30, 1996 (the "Merger Agreement"), which provides for the merger of Deschutes with and into CAC. As of September 17, 1996, CAC changed its name to Deschutes License, Inc. ("DLI"), and as of December 18, 1996 DLI assigned its rights under the Merger Agreement to Deschutes Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of the Company ("DAC"). Unless otherwise defined in this Agreement, all capitalized terms shall have the meanings given them in the Merger Agreement.

         B. The Endeavour Capital Fund Limited Partnership, an Oregon limited partnership ("Endeavour") holds Deschutes Preferred Stock and Deschutes Warrants, and as a result of the Merger Agreement, Endeavour shall receive shares of Series E Preferred Stock of Parent.

         C. DVS is the general partner of Endeavour.

         D. To induce Parent to enter into the Merger Agreement, DVS has agreed to forego its rights to compete with Parent and its subsidiaries, on the terms and subject to the conditions set forth in this Agreement.

         ACCORDINGLY, for good and valuable consideration the receipt and sufficiency of which are acknowledged by Parent and DVS, the parties agree as follows:

                                   ARTICLE I
                             NON-COMPETE COVENANTS

         1.1 DVS covenants that for a period of two (2) years following the Closing Date, it shall not, without the prior written consent of Parent in each instance, which consent may be withheld by Parent in its sole and absolute discretion, directly or indirectly engage, advise, manage, operate, participate, invest in or assist (collective, "Compete"), as owner, part owner, lender, investor, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any AM or FM radio broadcast station or any company that owns or operates a radio station, in any geographic area or market served or competed in by one or more of the Citadel Stations or the

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Deschutes Stations (all of such stations collectively, the "Stations", and all of such geographic areas and markets collectively, the "Territory").

         1.2 DVS acknowledges that it has or may have become acquainted with confidential or proprietary information relating to Parent and Deschutes, or the strategic operations and plans of Parent and Deschutes. DVS shall not, without the prior written consent of Parent, disclose or make use of any such confidential information except any information which (a) is now or hereafter becomes generally available to the public other than as a result of a disclosure by DVS, or (b) is required to be disclosed by law.

         1.3 Each restriction or covenant contained in this Article I is severable from all other restrictions and covenants contained in this Article. In addition, if the time period, geographical area or market served specified, or any of the substantive provisions in this Article is adjudicated as unreasonable in any proceeding, then the time period shall be reduced by such number of months or years, the geographical area shall be reduced by the elimination of such portion thereof, or the substance shall be reduced in scope, or a combination of the foregoing, so that each such restriction or covenant may be enforced for such time period, in such geographical area and to the extent as is adjudicated to be reasonable.

                                   ARTICLE II
                                    PAYMENT

         As full consideration for DVS entering into this Agreement, Parent shall pay to DVS a total of Two Hundred Thousand Dollars ($200,000) in twenty-four (24) equal monthly installments of Eight Thousand Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) each, payable on the first day of each month for the twenty-four (24) months immediately following the Closing Date.

                                  ARTICLE III
                                    REMEDIES

         If a party defaults under this agreement, then Parent or DVS, as the case may be, shall be entitled to (a) injunctive relief, and such other relief including damages as may be provided at law or in equity; and (b) reimbursement for its reasonable attorney's fees and costs incurred thereby in an action at law or in equity. Without limiting the foregoing, each party acknowledges that any breach by it of this Agreement is likely to result in an injury of a nature which would justify the entry of an injunction and a temporary restraining order against it to restrain such breach, and it further agrees that Parent or DVS, as the case may be, shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enforce the specific performance of the Agreement against the other party, or to enjoin the other party from activities in violation of this Agreement.

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                                   ARTICLE IV
                               GENERAL PROVISIONS

         This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                      DVS MANAGEMENT, INC.,
                                      an Oregon corporation

                                      By:  /s/ John W. Dixon
                                          -------------------------------------
                                          Name:  John W. Dixon
                                          Title: Chairman

                                      CITADEL COMMUNICATIONS CORPORATION,
                                      a Nevada corporation

                                      By:  /s/ Lawrence R. Wilson
                                          -------------------------------------
                                             Lawrence R. Wilson, President

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